Exhibit 10.3

PROMISSORY NOTE

$1,000,000	Denmark
February 28, 2005

FOR VALUE RECEIVED, DSD Holding A/S, a Danish corporation (the “Borrower”), promises to pay to the order of Digital Angel Corporation (the “Lender”), the principal sum of One Million and 00/100 Dollars ($1,000,000.00), in lawful money of the United States and immediately available funds, together with interest on the unpaid balance accruing as of the date hereof at a rate equivalent to the higher of (i) the Prime Rate or (ii) the Reference Rate published by Wells Fargo Bank, N.A. plus one percent (1%) or (iii) the LIBOR based amount.

1.             The principal balance represented by this Note, together with any accrued but unpaid interests due hereunder, shall be due and payable in full on May 28, 2008 (“Maturity Date”).

2.             Accrued interest on this Note shall be due and payable quarterly. Interest payments shall be made on the first (1st) day of January, April, July and October of each year prior to the Maturity Date, with the first payment due on April 1, 2005.

3.             Interest hereunder shall be computed on the basis of a year of three hundred sixty-five (365) days but charged for actual days principal is unpaid.

4.             The principal and the accrued interest due and payable hereunder will be valued at the fixed conversion rate of 5.75 Danish Krones per US $1.00.

5.             All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to accrued interest and last to principal.

6.             This Note may be prepaid at any time, at the option of the Borrower, either in whole or in part, without premium or penalty.

7.             This Note is subordinate in payment to the Bank Loans identified on Exhibit 5.2.12 to the Stock Purchase Agreement dated                 , 2005 by and between the Lender and all of the shareholders of the Borrower.

8.             Any one or more of the following events shall constitute an Event of Default hereunder:

a.             the Borrower shall fail to pay when due, any amounts required to be paid by it under this Note or any other indebtedness of the Borrower to the Lender whether any such indebtedness is now existing or hereafter arises and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary or joint or joint and several, and such default continues for a period of seven (7) consecutive days after written notice thereof to the Borrower by the Lender; or

b.             the Borrower shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any applicable present or future bankruptcy laws, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of its creditors, or shall be unable to pay its debts generally as they become due; or if an order for relief under any applicable present or future bankruptcy laws shall be entered against the Borrower; or if a petition or answer requesting or proposing the entry of such order for relief or the adjudication of the Borrower as a debtor or a bankrupt or its reorganization under any applicable present or future bankruptcy laws shall be filed in any court and such petition or answer shall not be discharged or denied within thirty (30) days after the filing thereof; or if a receiver, trustee or liquidator of the Borrower or of all or substantially all of the assets of the Borrower, or any part thereof, shall be appointed in any proceeding brought against the Borrower and shall not be discharged within thirty (30) days of such appointment.

9.             Upon the occurrence of an Event of Default, and at any time thereafter, the unpaid principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of the Lender, be immediately due and payable, without notice or demand.

10.           Upon the occurrence of an Event of Default, and at any time thereafter, the Lender shall have the right to set off any and all amounts due hereunder by the Borrower to the Lender against any indebtedness or obligation of the Lender to the Borrower.

11.           Upon the occurrence of an Event of Default, and at any time thereafter, the Borrower promises to pay all costs of collection of this Note, including but not limited to attorneys’ fees, paid or incurred by the Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such cost or expense is paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

12.           Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

13.           This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

14.           Notwithstanding anything to the contrary contained herein, if the rate of interest or any other charges or fees due hereunder are determined by a court of competent jurisdiction to be usurious, then said interest rate, fees and/or charges shall be reduced to the maximum amount permissible under applicable Minnesota law.

DSD Holding A/S

By:	/s/ Lasse Nordfjeld
Lasse Nordfjeld
Its: Chief Executive Officer